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As filed with the Securities and Exchange Commission on April 17, 2007

File No: 333-135790

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TAILWIND FINANCIAL INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	13-4338095 (I.R.S. Employer Identification Number)
BCE Place, 181 Bay Street Suite 2040 Toronto, Ontario, Canada M5J 2T3 (416) 601-2422
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Andrew A. McKay
Chief Executive Officer
Tailwind Financial Inc.
BCE Place, 181 Bay Street
Suite 2040
Toronto, Ontario, Canada M5J 2T3
(416) 601-2422
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Floyd M. Wittlin, Esq. Kevin M. Barry, Esq. Bingham McCutchen LLP 399 Park Avenue New York, NY 10022-4689 (212) 705-7000 (212) 752-5378—Facsimile	Gregg A. Noel, Esq. Casey T. Fleck, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue Los Angeles, California 90071 (213) 687-5000 (213) 687-5600—Facsimile

        Approximate date of commencement of proposed sale to the public:
This filing relates to a public offering which was consummated on April 17, 2007.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☒  333-135790

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

This filing amends pre-effective Amendment No. 5 to the Registrant's Registration Statement on Form S-1, as filed on April 5, 2007, which became effective on April 11, 2007. This post-effective amendment is being filed solely to add an exhibit to the Registration Statement and shall become effective upon filing pursuant to Rule 462(d) under the Securities Act of 1933. Except for the addition of this exhibit, all other parts of the Registration Statement are hereby incorporated into this filing.

 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.    Financial Statement and Exhibits.

        (a)   Financial Statements. See page F-1 for an index of the financial statements included in the registration statement.

        (b)   Exhibits. The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
*1.1	Form of Underwriting Agreement
*3.1	Form of Second Amended and Restated Certificate of Incorporation
*3.2	Bylaws
*4.1	Specimen Unit Certificate
*4.2	Specimen Common Stock Certificate
*4.3	Specimen Warrant Certificate
*4.4	Form of Unit Purchase Option to be granted to Representative
*4.5	Form of Warrant Agreement between American Stock Transfer & Trust Company and the Registrant
*4.6	Form of Securities Escrow Agreement among American Stock Transfer & Trust Company, the Initial Stockholders and the Registrant
5.1	Opinion of Bingham McCutchen LLP
*10.1	Form of Investment Management Trust Agreement between American Stock Transfer & Trust Company and the Registrant
*10.2	Form of Registration Rights Agreement among the Registrant and the Initial Stockholders
*10.3	Administrative Services Agreement between the Registrant and Parkwood Holdings Ltd.
*10.4	Second Amended and Restated Subscription Agreement between the Registrant and TFC Holdings Ltd.
*10.5	Promissory Note issued to Parkwood Holdings Ltd. on July 12, 2006
*10.6	Second Amended and Restated Warrant Purchase Agreement between the Registrant and Parkwood Holdings Ltd.
*10.7	Form of Letter Agreement between the Registrant and Andrew A. McKay
*10.8	Form of Letter Agreement between the Registrant and Gordon A. McMillan
*10.9	Form of Letter Agreement between the Registrant and Robert Penteliuk
*10.10	Form of Letter Agreement between the Registrant and TFC Holdings Ltd.
*10.11	Form of Letter Agreement between the Registrant and Parkwood Holdings Ltd.
*10.12	Form of Letter Agreement between the Registrant and JovFunds Management Inc. (formerly, Fairway Asset Management Corp.)
*10.13	Form of Letter Agreement between the Registrant and Robert C. Hain
*10.14	Form of Letter Agreement between the Registrant and Stephen T. Moore
*10.15	Form of Letter Agreement between Registrant and Philip Armstrong
*10.16	Promissory Note issued to Parkwood Holdings Ltd. on February 2, 2007
*10.17	Extension Agreement dated March 14, 2007
23.1	Consent of BDO Seidman, LLP
23.2	Consent of Bingham McCutchen LLP (included in Exhibit 5.1)
*24	Power of Attorney (included on the signature page of the registration statement)
*99.1	Audit Committee Charter
*99.2	Code of Ethics
*99.3	Nominating Committee Charter

*
Previously filed.

II-1

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada, on the 17th day of April, 2007.

TAILWIND FINANCIAL INC.
By:	/s/ ANDREW A. MCKAY Andrew A. McKay Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, as amended, this amended Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ANDREW A. MCKAY Andrew A. McKay	Chief Executive Officer (Principal Executive Officer and Principal Financial Officer)	April 17, 2007
* Gordon A. McMillan	Chairman of the Board	April 17, 2007
* Robert Penteliuk	Director	April 17, 2007
* Robert C. Hain	Director	April 17, 2007
* Stephen T. Moore	Director	April 17, 2007
* Philip Armstrong	Director	April 17, 2007
*
By Attorney-in-fact

/s/ ANDREW A. MCKAY Andrew A. McKay Attorney-in-fact	April 17, 2007

II-2

Exhibit Index

Exhibit No.	Description
*1.1	Form of Underwriting Agreement
*3.1	Form of Second Amended and Restated Certificate of Incorporation
*3.2	Bylaws
*4.1	Specimen Unit Certificate
*4.2	Specimen Common Stock Certificate
*4.3	Specimen Warrant Certificate
*4.4	Form of Unit Purchase Option to be granted to Representative
*4.5	Form of Warrant Agreement between American Stock Transfer & Trust Company and the Registrant
*4.6	Form of Securities Escrow Agreement among American Stock Transfer & Trust Company, the Initial Stockholders and the Registrant
5.1	Opinion of Bingham McCutchen LLP
*10.1	Form of Investment Management Trust Agreement between American Stock Transfer & Trust Company and the Registrant
*10.2	Form of Registration Rights Agreement among the Registrant and the Initial Stockholders
*10.3	Administrative Services Agreement between the Registrant and Parkwood Holdings Ltd.
*10.4	Second Amended and Restated Subscription Agreement between the Registrant and TFC Holdings Ltd.
*10.5	Promissory Note issued to Parkwood Holdings Ltd. on July 12, 2006
*10.6	Second Amended and Restated Warrant Purchase Agreement between the Registrant and Parkwood Holdings Ltd.
*10.7	Form of Letter Agreement between the Registrant and Andrew A. McKay
*10.8	Form of Letter Agreement between the Registrant and Gordon A. McMillan
*10.9	Form of Letter Agreement between the Registrant and Robert Penteliuk
*10.10	Form of Letter Agreement between the Registrant and TFC Holdings Ltd.
*10.11	Form of Letter Agreement between the Registrant and Parkwood Holdings Ltd.
*10.12	Form of Letter Agreement between the Registrant and JovFunds Management Inc. (formerly, Fairway Asset Management Corp.)
*10.13	Form of Letter Agreement between the Registrant and Robert C. Hain
*10.14	Form of Letter Agreement between the Registrant and Stephen T. Moore
*10.15	Form of Letter Agreement between Registrant and Philip Armstrong
*10.16	Promissory Note issued to Parkwood Holdings Ltd. on February 2, 2007
*10.17	Extension Agreement dated March 14, 2007
23.1	Consent of BDO Seidman, LLP
23.2	Consent of Bingham McCutchen LLP (included in Exhibit 5.1)
*24	Power of Attorney (included on the signature page of the registration statement)
*99.1	Audit Committee Charter
*99.2	Code of Ethics
*99.3	Nominating Committee Charter

*
Previously filed.

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
Exhibit Index